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                                                                    EXHIBIT 99.1

[SELECTICA LOGO]


                     SELECTICA COMMENTS ON TRILOGY PROPOSAL

SAN JOSE, CALIF. - JANUARY 19, 2005 - Selectica, Inc. (Nasdaq: SLTC), announced today that it has received a non-binding, conditional proposal from Trilogy, Inc., a private company, to acquire all the outstanding shares of Selectica for $4.00 per share in cash. Selectica's board of directors, consistent with its fiduciary duties, will meet to review and discuss Trilogy's unsolicited proposal in due course. The Company noted that Selectica stockholders do not need to take any action with regards to this proposal.

On December 3, 2004, Selectica announced that it entered into a definitive merger agreement with I-many, Inc., (Nasdaq: IMNY), under which Selectica will pay $1.55 per share in cash for all outstanding shares of I-many common stock. The transaction has been unanimously approved by the boards of directors of both companies and is subject to approval by I-many stockholders.

ABOUT SELECTICA, INC.

Selectica, Inc. enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers' business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica's products are designed to improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica customers represent manufacturing and service leaders including: ABB, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman's Fund Insurance Company, Hitachi, Juniper Networks, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company's Web site is http://www.selectica.com/.

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CONTACTS:
Stephen Bennion
Executive Vice President and Chief Financial Officer
Selectica, Inc.
(408) 545-2530

Sharon Goldstein/Susan Stillings
Joele Frank, Wilkinson, Brimmer Katcher
(212) 355-4449
srg@joelefrank.com / sts@joelefrank.com